Form N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             PHOENIX-LJH ADVISORS FUND LLC

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                       2640 Golden Gate Parkway, Suite 205
                              Naples, Florida 34105

Telephone Number (including area code): (941) 403-3030

Name and address of agent for service of process:

                  Willis W. Williams, Phoenix/LJH Alternative Investments LLC 2640 Golden Gate Parkway, Suite 205, Naples, Florida 34105

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]   NO [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Orlando, State of Florida on the 1st day of July, 2002.

                                   PHOENIX-LJH ADVISORS FUND LLC


                                   By:/s/Scott R. MacLeod
                                      --------------------------
                                       Scott R. MacLeod
                                       Authorized Person


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